Exhibit 99.1

Zumiez Inc. Reports January 2008 Sales Results

January 2008 Comparable Store Sales Increased 1.7% for the Four-Week Comparable Period

EVERETT, Wash.--(BUSINESS WIRE)--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced the company's comparable store sales increased 1.7% for the four-week period ended February 2, 2008, versus a comparable store sales increase of 12.4% for the four-week period ended February 3, 2007. Total net sales for the four-week period ended February 2, 2008 increased 16.3% to $20.7 million, compared to $17.8 million for the four-week period ended February 3, 2007. Due to the addition of the 53rd week in fiscal 2006, January 2007 had five weeks of sales versus January 2008 which had four weeks of sales. Total net sales for the four-week period ended February 2, 2008 decreased 11.7% to $20.7 million, compared to $23.4 million for the five-week period ended February 3, 2007 due to the loss of one week of sales in fiscal January 2008.

To hear the Zumiez prerecorded January sales message, please dial (888) 317-6095 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 285 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the company's quarterly report on Form 10-Q for the quarter ended November 3, 2007 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

CONTACT:
Zumiez Inc.
Trevor Lang, 425-551-1500 ext. 1564
Chief Financial Officer
or
Investors:
Integrated Corporate Relations
David Griffith/Chad Jacobs
203-682-8200